Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer
                (860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Fiscal Year Ended June 30, 2010

PUTNAM, CT, August 31, 2010 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the fiscal year ended June 30, 2010 of $1.3 million or $.20 per basic and diluted share as compared to a net loss of $7.1 million or ($1.14) per basic and diluted share for the fiscal year ended June 30, 2009.   This increase in net income was primarily due to noninterest income of $2.0 million for the fiscal year ended June 30, 2010 compared to a noninterest charge of $12.6 million for the fiscal year ended June 30, 2009.  The noninterest charge for the fiscal year ended June 30, 2009 was primarily due to other-than-temporarily impaired pre-tax investment write-downs of $15.97 million compared to $2.4 million for the fiscal year ended June 30, 2010.  Net interest and dividend income decreased by $255,000, loan loss provision increased by $82,000 and noninterest expenses increased by $892,000 compared to the fiscal year ended June 30, 2009.  The increase in tax expense for the fiscal year ended June 30, 2010 was due to the tax benefit related to the Company’s pre-tax loss resulting from investment write-downs for the fiscal year ended June 30, 2009.

Net interest and dividend income decreased $255,000 or 2.0% to $12.3 million for the fiscal year ended June 30, 2010 compared to $12.6 million for the fiscal year ended June 30, 2009.  Net interest rate spread increased two basis points to 2.47% from 2.45% for the fiscal years ended June 30, 2010 and 2009, respectively.  Net interest margin decreased five basis points to 2.74% from 2.79% for the same periods.

           The provision for loan losses increased $82,000 or 8.5% to $1.0 million for the fiscal year ended June 30, 2010 compared to $967,000 for the fiscal year ended June 30, 2009. The ratio of the allowance to gross loans outstanding was 1.02% as of June 30, 2010 compared to 0.82% as of June 30, 2009.  The ratio of the allowance to nonperforming loans was 42.1% as of June 30, 2010 compared to 34.1% as of June 30, 2009.

Noninterest income totaled $2.0 million for the fiscal year ended June 30, 2010 compared to a noninterest charge of $12.6 million for the fiscal year ended June 30, 2009.  This was primarily due to write-downs of investments of $15.97 million for the fiscal year ended June 30, 2009 compared to $2.4 million in investment write-downs for the fiscal year ended June 30, 2010.  The investment write-downs for the fiscal year ended June 30, 2010 consisted of private label CMOs.  The write-downs for the fiscal year ended June 30, 2009 consisted of $9.79 million in private label CMOs, $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock, $320,000 in CIT Group corporate debt and $1.91 million in Lehman Brothers corporate debt.  This was partially offset by an increase in gain on sale of investments of $1.3 million to $1.4 million for the fiscal year ended June 30, 2010 compared to $128,000 for the fiscal year ended June 30, 2009.

Noninterest expense increased $892,000 or 8.3% to $11.7 million for the fiscal year ended June 30, 2010 compared to $10.8 million for the fiscal year ended June 30, 2009.  Salaries and benefits increased $103,000 or 1.8% to $5.9 million for the fiscal year ended June 30, 2010 compared to $5.8 million for the fiscal year ended June 30, 2009.  Occupancy expense increased $66,000 or 5.6% to $1.24 million for the fiscal year ended June 30, 2010 compared to $1.17 million for the fiscal year ended June 30, 2009.  This increase includes expenses related to the opening of the Bank’s new branch in Norwich, CT in September 2009.    All other noninterest expenses increased $723,000 or 18.8% to $4.6 million for the fiscal year ended June 30, 2010 compared to $3.9 million for the fiscal year ended June 30, 2009.    This increase was primarily due to other real estate owned write-downs of $321,000 on a property sold in October 2009, an increase in FDIC assessments of $69,000, and $187,000 in one-time prepayment penalties on $18.0 million of Federal Home Loan Bank advances, with a weighted average rate of 4.71%, paid off prior to maturity during the fiscal year ended June 30, 2010.

Income tax expense was $309,000 for the fiscal year ended June 30, 2010 compared to an income tax benefit of $4.6 million for the fiscal year ended June 30, 2009. The tax benefit for the fiscal year ended June 30, 2009 was primarily due to the investment write-downs, discussed above.

Total assets of the Company increased to $489.4 million at June 30, 2010 from $477.3 million at June 30, 2010.  Loans decreased $8.8 million during the fiscal year ended June 30, 2010 and represented $258.9 million or 52.9% of total assets at June 30, 2010 as compared to $267.7 million or 56.1% of total assets at June 30, 2009.  Securities available for sale decreased $79.0 million during the fiscal year ended June 30, 2010, and represented $85.9 million or 17.6% of total assets at June 30, 2010 as compared to $164.9 million or 34.5% of total assets at June 30, 2009.  Securities held to maturity increased $81.2 million during the fiscal year ended June 30, 2010, and represented $83.2 million or 17.0% of total assets at June 30, 2010 as compared to $2.0 million or 0.4% of total assets at June 30, 2009.

Total liabilities of the Company increased to $445.5 million at June 30, 2010 from $437.5 million at June 30, 2009.  Borrowed funds decreased $18.6 million during the fiscal year ended June 30, 2010, and represented $106.4 million or 21.7% of total assets as of June 30, 2010 as compared to $125.0 million or 26.2% of total assets as of June 30, 2009.  This included a reduction in FHLB borrowings of $20.0 million.  Total deposits increased $27.0 million during the fiscal year ended June 30, 2010, and represented $335.1 million or 68.5% of total assets at June 30, 2010 as compared to $308.1 million or 64.5% of total assets at June 30, 2009.

Stockholders’ equity increased to $43.9 million at June 30, 2010 from $39.9 million at June 30, 2009, primarily due to a decrease in accumulated other comprehensive loss of $2.5 million and net income for the fiscal year ended June 30, 2010.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
(Unaudited)
(dollars in thousands)

	As of June 30,	As of June 30,
Assets	2010	2009
Cash and due from banks	$23,291	$5,509
Federal funds sold	-	550
Securities available for sale, at fair value	85,893	164,888
Securities held to maturity, at amortized cost	83,249	2,000
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	258,893	267,717
Allowance for loan losses	(2,651)	(2,200)
Net Loans	256,242	265,517
Other real estate owned	1,561	1,211
Premises and equipment	5,292	5,159
Intangible assets	7,385	7,563
Other assets	18,390	16,896
Total Assets	$489,359	$477,349

Liabilities and Stockholders' Equity
Deposits	$335,146	$308,099
Borrowed funds	106,396	124,971
Mortgagors' escrow accounts	1,627	1,564
Other liabilities	2,335	2,819
Total Liabilities	445,504	437,453
Total Stockholders' Equity	43,855	39,896
Total Liabilities and Stockholders' Equity	$489,359	$477,349

(1) Includes loans held-for-sale.

	Fiscal Year Ended June 30,
Income Statements	2010	2009
Interest and dividend income	22,462	25,318
Interest expense	10,125	12,726
Net interest and dividend income	12,337	12,592
Provision for loan losses	1,049	967
Net interest and dividend income after provision for loan losses	11,288	11,625
Gain on sale of investments	1,424	128
Writedown of investments	(2,449)	(15,971)
Other noninterest income	3,008	3,285
Total noninterest income (charge)	1,983	(12,558)
Noninterest expense	11,700	10,808
Income (loss) before income tax expense (benefit)	1,571	(11,741)
Income tax expense (benefit)	309	(4,610)
Net income (loss)	$1,262	$(7,131)

	At or for the Fiscal Year Ended
	June 30,
Financial condition data:	2010	2009
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$449,791	$451,037
Average interest-bearing liabilities	$401,475	$402,344
Average interest-earning assets to
average interest-bearing liabilities	112.03%	112.10%
Non-performing loans	$6,290	$6,449
Non-performing loans to total loans (3)	2.43%	2.41%
Allowance for loan losses	$2,651	$2,200
Allowance for loan losses to total loans (3)	1.02%	0.82%
Stockholders' equity to assets	8.96%	8.36%

Selected operating data (1):
Return (loss) on average assets	0.26%	-1.47%
Return (loss) on average equity	2.93%	-17.76%
Net interest rate spread	2.47%	2.45%
Net interest margin (2)	2.74%	2.79%
Efficiency ratio (4)	81.70%	---
(1) Annualized where appropriate.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Includes loans held-for-sale.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.20	$(1.14)
Diluted	$0.20	$(1.14)
Book value per share	$6.72	$6.11
Market price per share:
High for the period	$5.33	$9.50
Low for the period	$2.61	$3.60
Close at end of period	$4.83	$4.85
Cash dividends declared per share	$0.04	$0.29

Weighted-average common shares outstanding:
Basic	6,312,287	6,279,399
Diluted	6,312,287	6,279,399